UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 31, 2007

Starwood Hotels & Resorts Worldwide, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	1-7959	52-1193298
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1111 Westchester Avenue, White Plains, New York		10604
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(914) 640-8100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On August 31, 2007, Starwood Hotels & Resorts Worldwide, Inc. (the "Company") entered into an employment agreement (the "Employment Agreement") with Frits van Paasschen, which provides that Mr. van Paasschen’s employment with the Company will begin as soon as practicable, and no later than September 24, 2007. The Employment Agreement also provides that from the date that he commences employment, Mr. van Paasschen will be appointed to serve on the Company’s Board of Directors.

Mr. van Paasschen will receive a base salary of $1,000,000. In addition, on the effective date of his employment, he will receive a one-time sign-on bonus of $3,000,000, consisting of $1,500,000 in cash and $1,500,000 in restricted stock units ("RSUs") under the Company’s 2004 Long-Term Incentive Plan (the "2004 LTIP"). The RSUs will be payable in shares of common stock of the Company, within ten (10) days after the earliest of (x) the third anniversary of the effective date of his employment, (y) the date of termination of Mr. van Paasschen’s employment for any reason and (z) the date of a "change in the ownership or effective control" of the Company (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)). Notwithstanding the foregoing, if Mr. van Paasschen’s employment terminates for any reason during the first full calendar year of his employment and prior to the occurrence of a change in control of the Company (as defined in the agreement), other than due to his death, disability, involuntary termination by the Company without "cause" or voluntary termination for "good reason" (each as defined in the agreement), Mr. van Paasschen will be obligated to repay the full amount of the foregoing cash sign-on bonus and he will forfeit the sign-on RSU award.

Mr. van Paasschen will participate in the Annual Incentive Plan for Certain Executives ("AIPCE"). Bonuses under the AIPCE range from 0% to 300% of base salary, based on performance versus objectives as set by the Board of Directors. Mr. van Paasschen’s target bonus will be 200% of his base salary, and he will be guaranteed an amount not less than a $2,000,000 bonus pro rated for the year 2007. The AIPCE provides that a portion of Mr. van Paasschen’s annual bonus will be deferred and payable in stock or stock units of the Company. The current deferral portion of the bonus is 25% and is payable in Company stock having a value on the date of deferral equal to 133% of the amount deferred.

In addition, the Company will award Mr. van Paasschen, pursuant to the 2004 LTIP, a restricted stock award having a face value of $3,750,000 on the date of the commencement of his employment and a stock option award having a value of $1,250,000. The stock options will have an exercise price equal to the fair market value on the date of grant, an eight-year exercise period, and will vest at the rate of 25% per year commencing on the first anniversary of his employment and on each of the succeeding three anniversaries thereafter. The restricted stock will vest as to 50% of the award on the third anniversary of his employment and the remaining 50% of the award on the fourth anniversary of his employment, provided Mr. van Paasschen is employed by the Company at such time. Mr. van Paasschen will be eligible for long-term incentive grants pursuant to the 2004 LTIP commencing with grants to other senior executives awarded in February 2008 and each year thereafter. Mr. van Paasschen’s target-level annual long-term incentive grant opportunity in February 2008 will not be less than $1,666,667 and in each year thereafter will be not less than $5,000,000.

The Employment Agreement also provides that the Company will (i) provide Mr. van Paasschen with the use of a driver and car service for use in the New York metropolitan area for business purposes (including commuting), (ii) reimburse Mr. van Paasschen’s professional fees, up to a maximum of $50,000, incurred in negotiating the Employment Agreement, (iii) make a private aircraft available to Mr. van Paasschen for business-related travel and, during the first 12 months of his employment, for personal use of up to $500,000, which will be imputed to Mr. van Paasschen as income; and (iv) reimburse Mr. van Paasschen’s costs of relocating to the New York/Connecticut area.

If Mr. van Paasschen’s employment is terminated by the Company without cause or by Mr. van Paasschen for good reason, then Mr. van Paasschen will be entitled to (i) a severance payment equal to two times the sum of his base salary and target bonus; (ii) a pro rated portion of his annual bonus through the date of termination; (iii) Mr. van Paasschen’s stock options and restricted stock grants will vest or not vest in accordance with the terms of such awards; provided that any unvested portion of the stock option and restricted stock grants awarded on the date of the commencement of his employment will not vest and will be forfeited (other than the sign-on grants which vest in the circumstances discussed above); and (iv) the following payments and benefits (collectively, "Accrued Benefits"): (w) an amount equal to his unpaid base salary and any accrued and unpaid vacation pay, (x) any unpaid bonus earned for a completed fiscal year preceding the fiscal year of such termination, (y) unreimbursed expenses which will be payable in accordance with Company policy, and (z) such other benefits that may be owed to Mr. van Paasschen in accordance with the Company’s applicable plans, programs or policies.

If Mr. van Paasschen’s employment is terminated because of death or disability, then Mr. van Paasschen (or his estate) will be entitled to Accrued Benefits and a pro-rated portion of a target bonus through the date of termination. In addition, the unvested portion of Mr. van Paasschen’s stock options, restricted stock and other equity and long-term incentive grants will immediately fully vest as of the date of the termination of his employment, and his stock options will be exercisable upon the earlier of (i) one year following the date of termination of employment or (ii) the original expiration date of such options.

If Mr. van Paasschen’s employment is terminated by the Company without cause or by Mr. van Paasschen for good reason (A) within twelve (12) months after a change in control or (B) at any time prior to but in contemplation of, or at the direction of a third-party respecting, a change in control, then, as and for a separation package, then Mr. van Paasschen will be entitled to (i) a severance payment equal to two times the sum of his base salary and target bonus; (ii) 24 months of continued life, disability, accident and health insurance benefits; (iii) immediate vesting of the unvested portions of all restricted stock, stock options and other long-term incentive awards; (iv) immediate vesting of all unvested 401(k) contributions; and (v) Accrued Benefits. If such severance payments are subject to the excise tax in Section 280G(b)(2) of the Internal Revenue Code of 1986, then Mr. van Paasschen will receive a gross-up payment for such taxes.

If Mr. van Paasschen’s employment is terminated by the Company for cause or by Mr. van Paasschen without good reason, then Mr. van Paasschen will be entitled to Accrued Benefits, less any unpaid bonus earned for a completed fiscal year preceding the fiscal year of such termination.

The Employment Agreement provides that during the term of his employment and for 24 months thereafter (the "Noncompetition Period"), Mr. van Paasschen will not engage in any Competitive Business in any geographic area in which, as of the date of termination of his employment, the Company is engaged or planning to be engaged. As used in the Employment Agreement, "Competitive Business" means any business engaged in the hotel, hospitality or timeshare businesses, as well as any corporation, partnership or other entity that derives 33% or more of its total earnings before interest, taxes, depreciation and amortization from the hotel, hospitality or timeshare businesses. In addition, during the Noncompetition Period, Mr. van Paasschen will not solicit any managerial level employee of the Company or its affiliates (including any director-level employee of the Company and any General Manager of any hotel owned (in whole or in part) or managed by the Company), or any person who was such an employee at any time during the twelve-month period preceding Mr. van Paasschen’s termination of employment, or otherwise induce any such person to terminate his, her or its relationship with the Company.

The Employment Agreement will continue from year to year after the effective date of Mr. van Paasschen’s employment, unless either party provides 180 days written notice of his or its desire to cancel this Agreement. In addition, the Company will have the right to terminate Mr. van Paasschen’s employment at any time upon his death or disability, for cause, or without cause in the sole discretion of the Board. Mr. van Paasschen will have the right to terminate his employment at any time for good reason, or without good reason in his sole discretion. As used in the Employment Agreement, "good reason" means, without Mr. van Paasschen’s consent, (i) a reduction in his (x) base salary, (y) target annual bonus opportunity percentage or (z) target long-term incentive opportunity award value; (ii) the assignment of any duties inconsistent in any material respect with Mr. van Paasschen’s position, authority, duties or responsibilities, or any other action by the Company which results in a significant diminution in such position, authority, duties or responsibilities; (iii) Mr. van Paasschen being required to relocate to a principal place of employment more than thirty-five miles from the Company’s principal offices as of the date of the commencement of his employment; (iv) the Company’s material breach of the Employment Agreement; or (v) the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Employment Agreement.

The foregoing summary of the Employment Agreement is qualified in its entirety by reference to the complete text thereof, a copy of which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.01 above is incorporated herein by reference.

On August 31, 2007, the Company announced that Frits van Paasschen, former President and Chief Executive Officer of Coors Brewing Company, will join Starwood as Chief Executive Officer and President, as soon as practicable but no later than September 24, 2007. Mr. van Paasschen, who will relocate to the White Plains area, succeeds Bruce W. Duncan, who has served as interim Chief Executive Officer since April 2007 and will continue as the non-executive Chairman of the Company’s Board of Directors. Mr. van Paasschen also will be appointed to the Company’s Board of Directors upon his commencement of employment.

Mr. van Paasschen, 46, has over 20 years of experience with consumer-focused, global lifestyle brands. From March 2005 until September 2007, he served as President and CEO of Molson Coors Brewing Company’s largest division, Coors Brewing Company. Prior to joining Coors, from April 2004 until March 2005, Mr. van Paasschen worked independently through FPaasschen Consulting and Mercator Investments, evaluating, proposing, and negotiating private equity transactions. Prior thereto, Mr. van Paasschen spent seven years at Nike, Inc, most recently as Corporate Vice President/General Manager, Europe, Middle East and Africa from 2000 to 2004. He also served as the Vice President/General Manager, Canada, Latin America and Africa from 1998 to 2000, and was previously Vice President, Global Strategic Planning. He was Chairman and Nike Representative of the European-American Industrial Council from 2001 to 2004.

Before joining Nike in 1997, Mr. van Paasschen spent two years as Vice President, Finance and Planning at Disney Consumer Products and earlier in his career was a management consultant for eight years at McKinsey & Company and the Boston Consulting Group. He also serves as a director on the Boards of Jones Apparel Group Inc. and Oakley Inc. He holds an M.B.A. from Harvard Business School and a B.A. degree from Amherst College.

In addition, as previously reported, upon Mr. Duncan’s ceasing to be the full-time chief executive officer of the Company, 50% of his unvested stock options and restricted stock awarded to him in connection with his appointment as interim CEO will vest with the remaining 50% continuing to be subject to customary vesting terms. Mr. Duncan’s service as an employee or as a member of the Board of Directors shall count as service for purposes of vesting.

Item 7.01 Regulation FD Disclosure.

On August 31, 2007, the Company announced the appointment of Frits van Paasschen as Chief Executive Officer. The press release is attached as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

10.1 Employment Agreement, dated as of August 31, 2007, between Starwood Hotels & Resorts Worldwide, Inc. and Frits van Paasschen.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Starwood Hotels & Resorts Worldwide, Inc.

September 4, 2007	By:	Kenneth S. Siegel

Name: Kenneth S. Siegel
Title: Chief Administrative Officer and General Counsel

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Exhibit Index

Exhibit No.	Description

10.01	Employment Agreement dated as of August 31, 2007 between Frits van Paasschen and the Company
99.1	Press release dated August 31, 2007.